Exhibit 10.55

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT
AND JOINDER AGREEMENT

This AMENDMENT TO REGISTRATION RIGHTS AGREEMENT AND JOINDER AGREEMENT (this “Amendment and Joinder”) is made effective as of November 5, 2007, by and among Averion International Corp., a Delaware corporation (the “Company”), ComVest Investment Partners II LLC, a Delaware limited liability company (“ComVest”), Cumulus Investors, LLC, a Nevada limited liability company (“Cumulus”), Dr. Philip T. Lavin, an individual (“Lavin”), Gene Resnick, M.D., an individual (“Resnick”), MicroCapital Fund, Ltd., a Cayman-domiciled investment corporation (“MicroCap Ltd.”), and MicroCapital Fund LP, a Delaware limited partnership (“MicroCap LP”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Company, on the one hand, and ComVest, Cumulus and Lavin (collectively, the “Original Buyers”), on the other hand, previously entered into that certain Securities Purchase Agreement dated as of October 31, 2007 (the “Agreement”), pursuant to which the Company sold Twenty Four Million Dollars ($24,000,000) of senior secured notes (the “Notes”) and issued an aggregate of one hundred fifteen million two hundred thousand (115,200,000) shares of the Company’s common stock (the “Shares”) to the Original Buyers on October 31, 2007 (the “Initial Closing”);

WHEREAS, pursuant to the Agreement, an additional closing (the “Additional Closing”) was scheduled to occur within thirty (30) days after the Initial Closing, whereby ComVest would purchase additional Notes in the aggregate principal amount of Two Million Dollars ($2,000,000) (the “Additional Notes”) and the Company will issue additional shares of the Company’s common stock to ComVest in the aggregate amount of nine million six hundred thousand (9,600,000) Shares (the “Additional Shares”);

WHEREAS, concurrently herewith, the Agreement is being amended to amend the Schedule of Buyers to provide that Resnick, MicroCap Ltd. and MicroCap LP (collectively, the “Additional Buyers”) will now participate in the Additional Closing and purchase the Additional Notes and Additional Shares in place of ComVest;

WHEREAS, concurrently with the Initial Closing, the Company and the Original Buyers entered into that certain Registration Rights Agreement, pursuant to which the Company agreed to register all of the Shares and Additional Shares (the “Registration Rights Agreement”);

WHEREAS, the Company and each of the Original Buyers desires to amend the Registration Rights Agreement to include the Additional Buyers as “Buyers” and/or “Investors” under the Registration Rights Agreement so that the Additional Buyers will be entitled to have the same rights and privileges granted to the Original Buyers and so that the Additional Buyers will be bound by all of the terms and conditions set forth therein; and

WHEREAS, pursuant to Section 10 of the Registration Rights Agreement, the Company and Original Buyers that purchased at least sixty six and two thirds percent (66 2/3%) of the aggregate original principal amount of the Notes at the Initial Closing must consent to any amendment to the Registration Rights Agreement, and any such amendment approved by the requisite consent is binding on all of the parties to the Registration Rights Agreement.

AMENDMENT

1.                                       Joinder of Additional Buyers. Each of the Additional Buyers hereby joins in the execution of the Registration Rights Agreement. By executing this Amendment and Joinder, the Company and each of the Original Buyers, who represent all of the Buyers that participated in the Initial Closing, hereby agree that each of the Additional Buyers is a “Buyer” and/or “Investor,” as applicable, under the Registration Rights Agreement with the same force and effect as if originally named therein as a Buyer and/or Investor. In addition, each of the Additional Buyers agrees to be bound by all of the terms and provisions of the Registration Rights Agreement, including, without limitation, the obligations set forth in Section 4 of the Registration Rights Agreement. Each reference to a “Buyer” and/or “Investor” in the Registration Rights Agreement, as applicable, shall be deemed to include each of the Additional Buyers.

2.                                       Full Force and Effect. Except as modified above, all other terms and provisions of the Registration Rights Agreement shall remain in full force and effect in accordance with their terms.

3.                                       Miscellaneous.

a.                                       Agreement Amended. Subject to the provisions of this Section 3, this Amendment and Joinder shall be deemed to be an amendment to the Registration Rights Agreement. All references to the Registration Rights Agreement in any other document, instrument, agreement or writing hereafter shall be deemed to refer to the Registration Rights Agreement as amended hereby.

b.                                      Successors and Assigns. This Amendment and Joinder shall be binding upon and inure to the benefit of the Company, the Original Buyers and the Additional Buyers and their respective successors and assigns.

c.                                       Governing Law. This Amendment and Joinder and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles.

d.                                      Counterparts. This Amendment and Joinder may be executed in multiple counterparts, each of which shall be deemed an original and together shall constitute one document. This Amendment and Joinder may be executed and transmitted via facsimile or electronic transmission in PDF form with the same validity as if it were an ink-signed document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this AMENDMENT TO REGISTRATION RIGHTS AGREEMENT AND JOINDER AGREEMENT to be duly executed as of day and year first above written.

COMPANY:

AVERION INTERNATIONAL CORP.

By:	/s/ Christopher G. Codeanne
Name: Christopher G. Codeanne
Title: Chief Financial Officer

[Company Signature Page to Amendment to Registration Rights Agreement and Joinder Agreement]

ORIGINAL BUYERS:

COMVEST INVESTMENT PARTNERS II, LLC, a Delaware limited liability company

By:	ComVest II Partners LLC
Its:	Managing Member

By:	/s/ Cecilio M. Rodriguez
Name:	Cecilio M. Rodriguez
Title:	CFO

CUMULUS INVESTORS, LLC, a Nevada limited liability company

By:	/s/ Nader C. Kazeminy
Name: Nader C. Kazeminy
Title: Chairman and President

/s/ Philip T. Lavin, Ph.D.
PHILIP T. LAVIN, PH.D., in his individual capacity

ADDITIONAL BUYERS:

/s/ Gene Resnick, M.D.
GENE RESNICK, M.D., in his individual capacity

MICROCAPITAL FUND, LTD., a Cayman-domiciled investment corporation

By:	/s/ Ian P. Ellis
Name: Ian P. Ellis
Title: Director

MICROCAPITAL FUND LP, a Delaware limited partnership

By:	/s/ Ian P. Ellis
Name: Ian P. Ellis
Title: President

[Buyer Signature Page to Amendment to Registration Rights Agreement and Joinder Agreement]